EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Security Holders of CenterStaging Corp.

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Consulting Agreement, dated as of April 10, 2006, between CenterStaging Corp. and Michael Rosenblum of CenterStaging Corp. (formerly Knight Fuller, Inc.) of our report dated May 28, 2005, except as to notes 1, 2, 3, 7 and 9, which is July 28, 2005, with respect to the consolidated financial statements and schedules of Knight Fuller, Inc. included in its Annual Report (Forms 10-KSB and 10-KSB/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ CORDOVANO AND HONECK LLP

Denver, Colorado

July 19, 2006